                                                               EXECUTION VERSION




                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                 AMDOCS LIMITED,

                             IVAN ACQUISITION CORP.

                                       and

               INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC.

                          Dated as of September 3, 1999

                                TABLE OF CONTENTS

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                                        ARTICLE I

                                       THE MERGER

SECTION 1.01  The Merger........................................................       2
SECTION 1.02  Effect of the Merger..............................................       2
SECTION 1.03  Consummation of the Merger........................................       2
SECTION 1.04  Certificate of Incorporation; By-Laws; Directors and Officers.....       2


                                       ARTICLE II

                                CONVERSION OF SECURITIES

SECTION 2.01  Conversion of Securities..........................................       3
SECTION 2.02  Stock Plans.......................................................       4
SECTION 2.03  Exchange of Certificates..........................................       4
SECTION 2.04  Stock Transfer Books..............................................       7


                                       ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01  Organization and Qualification....................................       7
SECTION 3.02  Subsidiaries......................................................       7
SECTION 3.03  Authority Relative to Agreements..................................       8
SECTION 3.04  Non-Contravention.................................................       8
SECTION 3.05  Capitalization....................................................       9
SECTION 3.06  SEC Filings.......................................................       9
SECTION 3.07  Financial Statements..............................................       9
SECTION 3.08  Absence of Certain Changes or Events..............................      10
SECTION 3.09  Governmental Approvals............................................      10
SECTION 3.10  Compliance with Laws..............................................      11
SECTION 3.11  Disclosure Documents..............................................      11
SECTION 3.12  Litigation........................................................      11
SECTION 3.13  Title to Properties...............................................      12
SECTION 3.14  Real Property Interests...........................................      12
SECTION 3.15  Software..........................................................      12
SECTION 3.16  Intellectual Property Rights......................................      13
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SECTION 3.17  Trade Secrets.....................................................      14
SECTION 3.18  Labor Matters.....................................................      14
SECTION 3.19  Severance Arrangements............................................      14
SECTION 3.20  Taxes.............................................................      15
SECTION 3.21  Employee Benefit Plans............................................      16
SECTION 3.22  Environmental Matters.............................................      17
SECTION 3.23  Contracts.........................................................      17
SECTION 3.24  Customer Relationships............................................      19
SECTION 3.25  Certain Transactions..............................................      19
SECTION 3.26  Insurance.........................................................      19
SECTION 3.27  State Takeover Statute............................................      20
SECTION 3.28  Opinion of Financial Advisor......................................      20
SECTION 3.29  Brokers...........................................................      20


                                       ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.01  Organization and Qualification....................................      20
SECTION 4.02  Subsidiaries......................................................      20
SECTION 4.03  Authority Relative to Agreement...................................      20
SECTION 4.04  Non-Contravention.................................................      21
SECTION 4.05  Capitalization....................................................      21
SECTION 4.06  SEC Filings.......................................................      21
SECTION 4.07  Financial Statements..............................................      22
SECTION 4.08  Governmental Approvals............................................      22
SECTION 4.09  Disclosure Documents..............................................      22
SECTION 4.10  Compliance with Laws..............................................      23
SECTION 4.11  Litigation........................................................      23
SECTION 4.12  Brokers...........................................................      23


                                        ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF ACQUISITION

SECTION 5.01  Organization and Qualification....................................      24
SECTION 5.02  Authority Relative to Agreement...................................      24
SECTION 5.03  Non-Contravention.................................................      24
SECTION 5.04  Governmental Approvals............................................      24
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                                       ARTICLE VI

                                   CERTAIN AGREEMENTS

SECTION 6.01  Conduct of the Company's Business.................................      25
SECTION 6.02  Conduct of Parent's Business......................................      27
SECTION 6.03  Stockholder Approval..............................................      27
SECTION 6.04  Access to Information.............................................      28
SECTION 6.05  Further Assurances................................................      28
SECTION 6.06  Inquiries and Negotiations........................................      29
SECTION 6.07  Notification of Certain Matters...................................      30
SECTION 6.08  Indemnification...................................................      31
SECTION 6.09  Affiliates of the Company.........................................      32
SECTION 6.10  NYSE Listing......................................................      32
SECTION 6.11  Stock Option Registration.........................................      32
SECTION 6.12  Comfort Letters...................................................      33
SECTION 6.13  Stay Bonuses......................................................      33


                                       ARTICLE VII

                                CONDITIONS TO THE MERGER

SECTION 7.01  Conditions to the Obligation of Parent and Acquisition............      33
SECTION 7.02  Conditions to the Obligations of the Company......................      35


                                      ARTICLE VIII

                               TERMINATION AND ABANDONMENT

SECTION 8.01  Termination and Abandonment.......................................      36
SECTION 8.02  Effect of Termination.............................................      37

                                       ARTICLE IX

                                      MISCELLANEOUS

SECTION 9.01  Nonsurvival of Representations and Warranties.....................      37
SECTION 9.02  Expenses, Etc.....................................................      38
SECTION 9.03  Publicity.........................................................      38
SECTION 9.04  Execution in Counterparts.........................................      38
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SECTION 9.05  Notices...........................................................      38
SECTION 9.06  Waivers...........................................................      39
SECTION 9.07  Entire Agreement..................................................      39
SECTION 9.08  Applicable Law....................................................      40
SECTION 9.09  Binding Effect, Benefits..........................................      40
SECTION 9.10  Assignability.....................................................      40
SECTION 9.11  Amendments........................................................      40
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                                INDEX TO EXHIBITS

   Exhibit                 Description

       A                   Option Agreement
       B                   Voting Agreement
       C                   Tax Representation Letter of the Company
       D                   Tax Representation Letter of Parent



                               INDEX TO SCHEDULES

   Schedule                Description

       3.02                Subsidiaries
       3.07                Certain Liabilities
       3.08                Certain Changes or Events
       3.09                Governmental Approvals
       3.12                Litigation
       3.13                Liens and Encumbrances
       3.14                Real Property Interests
       3.16                Intellectual Property Rights
       3.19                Severance Arrangements
       3.20                Taxes
       3.21                Employee Benefit Plans
       3.23                Material Contracts
       3.24                Certain Customer Relationships
       3.25                Certain Transactions
       3.26                Insurance

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of September 3, 1999, among AMDOCS LIMITED, a company organized under the laws of Guernsey, Channel Islands ("Parent"), IVAN ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and INTERNATIONAL TELECOMMUNICATION DATA SYSTEMS, INC., a Delaware corporation (the "Company"). The Company and Acquisition are hereinafter sometimes referred to as the "Constituent Corporations" and the Company as the "Surviving Corporation."

                  WHEREAS the respective Boards of Directors of Parent, Acquisition and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Acquisition with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware GCL"); and

                  WHEREAS Parent, Acquisition and the Company desire that all outstanding shares of the capital stock of the Company be converted into the right to receive fully paid and nonassessable Ordinary Shares, pound sterling 0.01 par value, of Parent ("Parent Ordinary Shares"), as hereinafter provided; and

                  WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Acquisition to enter into this Agreement, the Company and Acquisition have entered into an agreement in the form attached hereto as Exhibit A (the "Option Agreement"), pursuant to which the Company has granted Acquisition an irrevocable option to purchase up to 19.9% of the then outstanding shares of Common Stock, $.01 par value, of the Company ("Company Common Stock"), on the terms and subject to the conditions set forth therein; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Acquisition to enter into this Agreement, certain holders of shares of Company Common Stock have entered into an agreement with Parent and Acquisition in the form attached hereto as Exhibit B (the "Voting Agreement"), pursuant to which such holders have agreed to vote such shares of the Company Common Stock in accordance with the terms set forth in the Voting Agreement; and

                  WHEREAS, for federal income tax purposes, it is intended that the merger of Acquisition with and into the Company shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware GCL, Acquisition shall be merged with and into the Company (the "Merger"), the separate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation under the corporate name of "ITDS, Inc."

                  SECTION 1.02 Effect of the Merger. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Acquisition in accordance with the Delaware GCL and the Merger shall otherwise have the effects set forth in Section 259 of the Delaware GCL.

                  SECTION 1.03 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL, which shall be effective upon filing or on such later date as may be specified therein (the time of such effectiveness being the "Effective Time").

                  SECTION 1.04 Certificate of Incorporation; By-Laws; Directors and Officers. (a) The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be "ITDS, Inc."), until thereafter amended in accordance with the provisions thereof and as provided by the Delaware GCL. The By-Laws of Acquisition in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware GCL.

                  (b) From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, (i) the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  SECTION 2.01 Conversion of Securities. By virtue of the Merger and without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, at the Effective Time:

                           (a) Each share of Common Stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation;

                           (b) Each share of Company Common Stock that is held in the treasury of the Company or of any Subsidiary (as hereinafter defined) shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor; and

                           (c) Each remaining share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of Parent Ordinary Shares equal to the Exchange Ratio (as hereinafter defined), subject to the payment of cash in lieu of fractional shares as provided in Section 2.03(d) below. For this purpose, the "Exchange Ratio" shall be equal to the quotient (rounded to the nearest thousandth, or if there shall not be a nearest thousandth, to the next lower thousandth) derived by dividing:

                           (i) $10.50; by

                           (ii) the average of the closing prices per Parent Ordinary Share on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day prior to the Effective Time (the "Pre-Closing Average Price");

         provided, however that in no event shall the Exchange Ratio be less than .3717 nor more than .4603. If, prior to the Effective Time, Parent should split or combine the outstanding Parent Ordinary Shares, or pay a stock dividend or other stock distribution in Parent Ordinary Shares, then the Exchange Ratio and the Pre-Closing Average Price shall be appropriately adjusted to reflect such split, combination, dividend or other distribution.

                  All such shares of Company Common Stock to be converted into Parent Ordinary Shares pursuant to this Section 2.01(c) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.03, certificates evidencing such number of whole

Parent Ordinary Shares into which such shares were converted in accordance herewith. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law. No fraction of a Parent Ordinary Share shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.03(d).

                  SECTION 2.02 Stock Plans. (a) At the Effective Time, each stock option granted under the Company's 1996, 1997, 1998 and 1999 Stock Incentive Plans (the "Company Stock Plans") that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted automatically into an option to purchase Parent Ordinary Shares (a "New Option") in an amount and at an exercise price determined as provided below:

                  (i) The number of Parent Ordinary Shares to be subject to the New Option shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original option and the Exchange Ratio, provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest share; and

                  (ii) The exercise price per Parent Ordinary Share under the New Option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. After the Effective Time, each New Option shall be subject to the same terms and conditions and shall be exercisable and shall vest upon the same terms and conditions, as were applicable to the related Company Stock Option immediately prior to the Effective Time, except that all references to the Company shall be deemed to be references to Parent.

                  (b) As of the Effective Time, the 1996 Employee Stock Purchase Plan shall terminate without the purchase of any additional shares of Company Common Stock and all amounts contributed by participants in such plan shall be returned to such participants in accordance with Section 16(b)(ii) thereof.

                  SECTION 2.03 Exchange of Certificates. (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing the Parent Ordinary Shares issuable pursuant to Section 2.01(c) in exchange for outstanding shares of

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Company Common Stock (such certificates for Parent Ordinary Shares, together with any dividends or distributions thereto, being hereinafter referred to as the "Exchange Fund").

                  (b) As soon as reasonably practicable after the Effective Time (but in any event within five business days of the Effective Time), Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Ordinary Shares which such holder has the right to receive in accordance with Section 2.01(c) in respect of the shares of Company Common Stock formerly evidenced by such Certificate, and
(B) cash in lieu of a fraction of a Parent Ordinary Share to which such holder is entitled pursuant to Section 2.03(d) (the Parent Ordinary Shares and cash described in clauses (A) and (B) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, Parent Ordinary Shares and cash (in lieu of a fraction of a Parent Ordinary Share) may be issued and paid in accordance with this Article II to a transferee if the certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. If any Certificate representing Parent Ordinary Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Ordinary Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares he is entitled to receive until the holder of such Certificate shall surrender such Certificate, at which time such dividends or distributions shall be paid. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

                  (d) No certificates or scrip representing a fraction of a Parent Ordinary Share shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of Parent Ordinary Shares delivered to the Exchange Agent by Parent pursuant to Section 2.03(a) over (B) the aggregate number of whole Parent Ordinary Shares to be issued to holders of Company Common Stock pursuant to Section 2.01(c) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (the "NYSE"), all in the manner provided in this paragraph (d). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock entitled thereto, the Exchange Agent shall hold such proceeds in trust for such holders of Company Common Stock (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest in a Parent Ordinary Share to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.03(d)) and the denominator of which is the aggregate amount of fractional interests in Parent Ordinary Shares to which all holders of Company Common Stock are entitled.

                  (e) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to this Agreement and any dividends or distributions with respect to the Merger Consideration.

                  (f) Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any Parent Ordinary Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the

Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

                  (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person or entity of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

                  SECTION 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Acquisition as follows:

                  SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on the Company. As used herein, "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, operations, assets, condition (financial or other) or operating results of such party and its subsidiaries, taken as a whole.

                  SECTION 3.02 Subsidiaries. (a) Except for shares of the Subsidiaries or as set forth on Schedule 3.02 hereto (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. Each Subsidiary and its jurisdiction of formation is identified in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                  (b) Except as set forth on Schedule 3.02 hereto, all the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims, and there are no proxies outstanding or restrictions on voting with respect to any such shares.

                  (c) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

                  SECTION 3.03 Authority Relative to Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Option Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Option Agreement and the transactions contemplated hereby and thereby, other than the approval of the Merger by a majority of the stockholders of the Company. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, subject to such stockholder approval, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

                  SECTION 3.04 Non-Contravention. Except as set forth on
Schedule 3.04, the execution and delivery of this Agreement and the Option Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any asset of the Company or any Subsidiary; other than (in the cases of clauses
(ii) and (iii) above) such as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  SECTION 3.05 Capitalization. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of August 4, 1999, 17,457,996 shares of Company Common Stock were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no shares of Preferred Stock are outstanding. Except for options to purchase an aggregate 3,141,270 shares of Company Common Stock granted pursuant to the Company Stock Plans, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  SECTION 3.06 SEC Filings. The Company has provided or made available to Parent and Acquisition true and complete copies of (i) the Annual Reports of the Company on Form 10-K for the years ended December 31, 1996, 1997 and 1998, (ii) the Quarterly Reports of the Company on Form 10-Q for the three months ended March 31, 1999 and June 30, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company subsequent to January 1, 1997 and prior to the date hereof, and (iv) all other reports, statements and registration statements filed by the Company with the Securities and Exchange Commission (the "SEC") subsequent to January 1, 1997 (collectively, the "Company SEC Filings"). The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  SECTION 3.07 Financial Statements. The consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present the financial position of the Company and the Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present the results of operations of the

Company and the Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for liabilities or obligations that are accrued or reserved against in the Company's financial statements (or reflected in the notes hereto) included in the Company SEC Filings made prior to the date hereof or that were incurred subsequent to June 30, 1999 in the ordinary course of business and consistent with past practice, and except as set forth on Schedule 3.07 hereto, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect on the Company.

                  SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Filings made prior to the date hereof or as set forth on Schedule 3.08 hereto, since December 31, 1998, neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities,
(ii) borrowed any amount or incurred any material liabilities (absolute or contingent), except in the ordinary course of business, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1998 referred to in
Section 3.06 hereof and current liabilities incurred since the date of such balance sheet in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) made any changes in officer or executive compensation, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any material transaction, except in the ordinary course of business or as otherwise contemplated hereby.

                  SECTION 3.09 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, (iii) such as are listed on Schedule 3.09 hereto and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contem-plated hereby or by the Option Agreement or the ability of the Surviving Corporation or any Subsidiary to conduct its business after the Effective Time substantially as currently conducted by the Company or such Subsidiary.

                  SECTION 3.10 Compliance with Laws. Neither the Company nor any Subsidiary is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject, except for such defaults or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure could reasonably be expected to have a Material Adverse Effect on the Company, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect except where such failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.11 Disclosure Documents. None of the information to be supplied by the Company for inclusion in (i) the Registration Statement to be filed with the SEC by Parent on Form F-4 under the Securities Act for the purpose of registering the Parent Ordinary Shares to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or its representatives for inclusion in the Proxy Statement or with respect to information concerning Parent or any of its subsidiaries incorporated by reference in the Proxy Statement.

                  SECTION 3.12 Litigation. Except as set forth on Schedule 3.12 hereto, there is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which could be reasonably expected to have a Material Adverse Effect on the Company.

                  SECTION 3.13 Title to Properties. The Company and the Subsidiaries have good and valid title to the properties and assets reflected on the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1999 referred to in Section 3.06 hereof (other than non-material properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet), and all such properties and assets are free and clear of liens and encumbrances, except (i) as described on
Schedule 3.13 hereto, (ii) liens for current taxes not yet due and payable and
(iii) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company or any of the Subsidiaries (collectively, "Permitted Liens").

                  SECTION 3.14 Real Property Interests. Schedule 3.14 hereto sets forth a complete and accurate list of (i) the real properties owned by the Company or any of the Subsidiaries having a net book value as of June 30, 1999 in excess of $500,000 (the "Fee Properties") and (ii) the real properties leased by the Company or any of the Subsidiaries for annual rental payments in excess of $500,000 (the "Leased Properties"). Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to Parent and there have been no changes or amendments to such leases or agreements since such delivery. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any material default of the Company or any Subsidiary thereunder and, to the best knowledge of the Company, without any material default thereunder of the other party thereto, and such leases and agreements give the Company and the Subsidiaries the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the business of the Company and the Subsidiaries as it is currently being conducted. Except as set forth on Schedule 3.14, the Company's or any Subsidiary's possession of such property has not been disturbed nor, to the best knowledge of the Company, has any claim been asserted against the Company or such Subsidiary materially adverse to its rights in such leasehold interests.

                  SECTION 3.15 Software. (a) Each of the Company and the Subsidiaries has valid licenses to all copies of all software that is not owned by it and is used by it in connection with the conduct of its business ("Third Party Software"), and the use by the Company or such Subsidiary of such Third Party Software, including, without limitation, all modifications and enhancements thereto (whether or not created by the Company or such Subsidiary), complies with such license (except for such noncompliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company). The Company or a Subsidiary owns all right, title and interest in and to, or has sufficient rights in, all software used by the Company and the Subsidiaries in providing services to customers and all software marketed or licensed by the Company and the Subsidiaries to customers or held for use or in development for marketing and licensing to customers (collectively, "Proprietary Software"), and all such rights, titles and interests will continue to be valid and in full force and effect after the Effective Time.

                  (b) None of the Third Party Software or Proprietary Software, no use thereof by the Company or any Subsidiary, and no permitted use thereof by any licensee infringes upon or violates in any respect material to the business of the Company any patent, copyright, trade secret or other intellectual property or contractual right of any customer or other person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the knowledge of the Company, threatened.

                  (c) To the best knowledge of the Company, there are no viruses in the Proprietary Software and there are no defects in the Proprietary Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured without a Material Adverse Effect on the Company.

                  (d) Except as set forth on Schedule 3.15 hereto, all Proprietary Software that contains or calls on a calendar function, including, without limitation, any function that is indexed to a computer processing unit clock or provides specific dates or calculates spans of dates, (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000,
(ii) has the ability to provide date recognition for any data element without limitation, (iii) has the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000, (v) has the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000, (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date, and
(vii) has the ability to recognize all "leap year" dates, including February 29, 2000 ("Year 2000 Functionality"). The Company and the Subsidiaries are in compliance with all commitments made to customers with respect to the Year 2000 Functionality of the Proprietary Software or Third Party Software used in the operations of the Company and the Subsidiaries.

                  SECTION 3.16 Intellectual Property Rights. The Company and the Subsidiaries own or hold, or are validly licensed or have a legal right to use, all patents, trademarks and trade names, trademark and trade name registrations, servicemark, brandmark and brand name registrations and copyrights, the applications therefor and the licenses with respect thereto (collectively, "Intellectual Property Rights") that are necessary to the conduct of the business of the Company and the Subsidiaries as conducted as of the date hereof. Except as set forth on Schedule 3.16 hereto, (i) the Company and the Subsidiaries conduct such business in all material respects without infringement or claim of infringement of any Intellectual Property Right of others and the conduct by the Surviving Corporation after the Effective Time of such business, in substantially the same manner as it is currently conducted, will not infringe or misappropriate or otherwise violate in any respect material to the business of the Company the Intellectual Property Rights of any other person or constitute in any respect material to the business of the Company a breach or violation of any agreement relating to the Intellectual Property Rights of the Company and the Subsidiaries (other than as a result of agreements to which Parent or any of its affiliates is a party); (ii) the Company or a Subsidiary is, and after the consummation of the Merger will be, the sole and exclusive owner of, or have a valid license or other legal right to use, each Intellectual Property Right that is material to the business of the Company and the Subsidiaries, in each case free and clear of any liens and encumbrances (other than Permitted Liens) and, to the best knowledge of the Company, no person is challenging, infringing, misappropriating or otherwise violating any such Intellectual Property Rights or claiming that the conduct of the business of the Company and the Subsidiaries, as conducted as of the date hereof, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; (iii) the Company is not aware of any impediment to the registration of any material trademark that is currently the subject of any application for registration ; and (iv) none of the material Intellectual Property Rights of the Company and the Subsidiaries is the subject of any outstanding order, ruling, decree, judgment or stipulation.

                  SECTION 3.17 Trade Secrets. No third party has claimed or notified the Company or any Subsidiary that any person employed by or otherwise affiliated with the Company or any Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the best knowledge of the Company, no person employed by or otherwise affiliated with the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary.

                  SECTION 3.18 Labor Matters. Neither the Company nor any of the Subsidiaries is or has been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of the Company or any of the Subsidiaries. There are not any controversies between the Company or any of the Subsidiaries and any of such employees that might reasonably be expected to have a Material Adverse Effect on the Company, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the best knowledge of the Company, threatened against the Company or any Subsidiary. To the best knowledge of the Company, there are no labor unions or other organizations representing or purporting to represent any employees of the Company or any of the Subsidiaries and there are not any organizational efforts currently being made or threatened involving any of such employees.

                  SECTION 3.19 Severance Arrangements. Except as set forth on
Schedule 3.19 hereto, neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described on Schedule 3.19), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 3.19, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

                  SECTION 3.20 Taxes. (a) Except as set forth on Schedule 3.20 hereto, each of the Company and the Subsidiaries has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries, (ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause
(i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements included in the Company SEC Filings made prior to the date hereof), (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) to the best knowledge of the Company, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. Except for Taxes for which adequate reserves have been established as indicated in clauses (ii) and (iii), neither the Company nor any Subsidiary has any liability for any Taxes as a member, or as a result of having been a member, of any consolidated, combined, unitary, or aggregate group of companies.

                  (b) Except as set forth on Schedule 3.20, (i) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or, to the best knowledge of the Company, threatened against or with respect to the Company or any Subsidiary in respect of any Taxes; and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

                  (c) Except as set forth on Schedule 3.20, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

                  (d) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  SECTION 3.21 Employee Benefit Plans. (a) Except as set forth on Schedule 3.21 hereto, each of the Company and the Subsidiaries has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA (a "Plan") which the Company or any Subsidiary (i) has ever adopted, maintained, established or to which any of the same has been required to contribute to or has ever contributed or (ii) currently maintains or to which any of the same currently contributes or is required to contribute or (iii) currently participates in or is required to participate in.

                  (b) Except as set forth on Schedule 3.21, neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any of the Subsidiaries on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                  (c) Other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Subsidiary has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including, without limitation, under ERISA (including, without limitation, Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and, to the best knowledge of the Company, there exists no condition or set of circumstances (other than the accrual of benefits under the normal terms of the Plans), that could result in the imposition of any material liability on the Company or any Subsidiary with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to a Plan.

                  (d) Except as required by applicable law or as set forth on
Schedule 3.21, neither the Company nor any Subsidiary has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including, without limitation, any former or current employee) except as set forth under any Plan.

                  SECTION 3.22 Environmental Matters. Each of the Company and the Subsidiaries conducts its business and operations in material compliance with all applicable environmental laws, ordinances and regulations, and neither the Company nor any Subsidiary has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary. To the best knowledge of the Company, no notice of any Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, to the best knowledge of the Company, neither the Company nor any Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in violation of law.

                  SECTION 3.23 Contracts. Schedule 3.23 sets forth a list of the following contracts, agreements, commitments and other instruments:

                           (i) all continuing contracts for the future purchase,
                  sale, development or manufacture of products, material, supplies, equipment, software or services requiring payment to or from the Company or any Subsidiary in an amount in excess of $1,000,000 per annum (x) which is not terminable on 120 days' or less notice without costs or other liability at or at any time after the Effective Time, or (y) in which the Company or such Subsidiary has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other exclusive rights relating to any software or types of products or services or territory or (z) which require consent or are otherwise terminable upon a change of control of the Company;

                           (ii) all contracts providing for the development of
                  software for, or license of software to, the Company or any Subsidiary at a cost of $250,000 or more (other than software licensed to the Company or any Subsidiary from a third party as to which the Company or such Subsidiary has a fully-paid perpetual license to use and distribute without any restrictions or limitations, or that is generally available to the public from such third party at a per copy license fee of less than $5,000, but including any site or corporate license and each agreement providing for either the delivery of source code or the escrow of source code for the benefit of the licensee or any original equipment manufacturer, and each distribution or other agreement that requires the Company or any Subsidiary to perform any ongoing development of software including updates and error corrections);

                           (iii) all joint venture, partnership or other
                  agreements that involve or are reasonably expected to involve a sharing of profits or losses in excess of $100,000 per annum with any other party;

                           (iv) any indenture, mortgage, promissory note, loan
                  agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with generally accepted accounting principles which require payment by the Company of amounts in excess of $50,000 per annum;

                           (v) any agreement specified in (i) above that
                  restricts the Company or any Subsidiary from engaging in any material aspect of its business or competing in any line of business in any geographic area or in any functional area or that requires the Company or any Subsidiary to distribute or use exclusively a third party technology or product and any other such agreements not listed in (i) above where the restrictions contained therein could have a Material Adverse Effect on the Company;

                           (vi) any agreement between or among the Company and
                  any Subsidiary regarding intercompany loans, revenue or cost sharing, ownership or license of Intellectual Property Rights, intercompany royalties or dividends or similar matters;

                           (vii) all dealer, distributor, sales representative,
                  original equipment manufacturer, value added remarketer, subcontractor or other agreements for the ongoing distribution by third parties of the products and services of the Company or any Subsidiary which require payments in excess of $50,000 per annum;

                           (viii) any agreement by the Company or any Subsidiary
                  regarding directors and officers indemnification;

                           (ix) any other agreement, contract or commitment by
                  the Company or any Subsidiary relating to capital expenditures or involving future obligations in excess of $750,000;

                           (x) any voting trust or stockholders agreement known
                  to the Company between or among the Company or any Subsidiary and stockholders of the Company; and

                           (xi) any tax sharing or tax indemnification agreement
                  between or among the Company or any Subsidiary.

                  Except as set forth on Schedule 3.23 or as disclosed in the Company SEC Filings made prior to the date hereof, there are not contracts or agreements that are material to the conduct of the business of the Company and the Subsidiaries or to the financial condition or results of operations of the Company and the Subsidiaries, taken as a whole. The Company has delivered to Parent complete and accurate copies of the contracts and agreements set forth on
Schedule 3.23 and each such contract or agreement is a valid and subsisting agreement, without any material default of the Company or any Subsidiary thereunder and, to the best knowledge of the Company, without any material default thereunder of the other party thereto. Except as set forth on Schedule 3.23, the Company has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any such contracts or agreements. The Company has no contracts requiring payment to the Company of amounts in excess of $1,000,000 per annum which may be terminated by the customer on 120 days' notice or less. The Company has no obligation to extend or to provide any services pursuant to any customer contracts that by their own terms expire on or before December 31, 1999.

                  SECTION 3.24 Customer Relationships. Except as set forth on
Schedule 3.24 hereto, neither the Company nor any Subsidiary has, since December 31, 1998, lost, or been notified that it will lose or suffer diminution in, and to the best knowledge of the Company no representative of any customer has notified the Company or any Subsidiary that, in the event of a change of ownership of the Company such as contemplated by this Agreement, the Company or any Subsidiary would, lose or suffer diminution in its relationship with any material customer, except, with respect to events occurring after the date hereof and on or prior to Effective Time, where any such loss or diminution would not have a Material Adverse Effect on the Company.

                  SECTION 3.25 Certain Transactions. Except as disclosed in the Company SEC Filings made prior to the date hereof or as set forth on Schedule
3.25 hereto, there are no existing or proposed material transactions or arrangements between the Company or any Subsidiary and (i) any director or executive officer of the Company or (ii) any other person or entity controlling or under common control with the Company.

                  SECTION 3.26 Insurance. The Company and the Subsidiaries maintain policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company or any of the Subsidiaries for events or occurrences arising or taking place, in the case of occurrence type insurance, and for claims made and/or suits commenced, in the case of claims-made type insurance, that provide insurance in such amounts and against such risks as is customary for companies engaged in similar businesses to protect the employees, properties, assets, businesses and operations of the Company and the Subsidiaries. Except as set forth on Schedule 3.26 hereto, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect in all material respects and will remain in full force and effect and will not in any way in any material respect be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby.

                  SECTION 3.27 State Takeover Statute. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement, the Option Agreement and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Section 203 of the Delaware GCL.

                  SECTION 3.28 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., dated September 3, 1999, substantially to the effect that the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a copy of which opinion has been delivered to Parent.

                  SECTION 3.29 Brokers. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Company, other than Lehman Brothers Inc. pursuant to an engagement letter dated August 16, 1999, a copy of which has been furnished to Parent.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent represents and warrants to the Company as follows:

                  SECTION 4.01 Organization and Qualification. Parent is a company duly organized, validly existing and in good standing under the laws of Guernsey, Channel Islands and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

                  SECTION 4.02 Subsidiaries. Each subsidiary of Parent is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

                  SECTION 4.03 Authority Relative to Agreement. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent (including, without limitation, any action by its stockholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

                  SECTION 4.04 Non-Contravention. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) conflict with any provision of the Memorandum or Articles of Association of Parent or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby and which would not otherwise have a Material Adverse Effect on Parent.

                  SECTION 4.05 Capitalization. The authorized capital stock of Parent consists of (i) 500,000,000 Ordinary Shares, pound sterling 0.01 par value, (ii) 50,000,000 Ordinary Nonvoting Shares, pound sterling 0.01 par value, and (iii) 25,000,000 Preferred Shares, pound sterling 0.01 par value. As of August 24, 1999, 174,589,951 Ordinary Shares and 24,210,073 Ordinary Nonvoting Shares were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no Preferred Shares were outstanding. Except for options to purchase an aggregate 6,600,000 Ordinary Shares granted pursuant to Parent's Stock Option Plans, as of the date hereof no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of Parent or any subsidiary thereof is authorized or outstanding and as of the date hereof there is not any commitment of Parent or any such subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. As of the date hereof, neither Parent nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

                  SECTION 4.06 SEC Filings. Parent has provided to the Company true and complete copies of (i) the Annual Report of Parent on Form 20-F for the year ended September 30, 1998, (ii) the Quarterly Reports of Parent on Form 6-K for the three months ended December 31, 1998, March 31, 1999 and June 30, 1999,
(iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company subsequent to June 1, 1998, and (iv) all other reports, statements and registration statements filed by Parent with the SEC subsequent to June 1, 1998 (collectively, the "Parent SEC Filings"). The Parent

SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  SECTION 4.07 Financial Statements. The consolidated financial statements of Parent included in the Parent SEC Filings have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of Parent included in the Parent SEC Filings fairly present the financial position of Parent and its subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Parent SEC Filings fairly present the results of operations of Parent and its subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Except for liabilities or obligations that are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Filings made prior to the date hereof or that were incurred subsequent to June 30, 1999 in the ordinary course of business and consistent with past practice, none of the Company and its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet (or reflected in the notes thereto) or which would have a Material Adverse Effect on Parent.

                  SECTION 4.08 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) compliance by Parent with the HSR Act, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by
Section 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

                  SECTION 4.09 Disclosure Documents. None of the information to be supplied by Parent or Acquisition for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective

Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company, or its respective representatives for inclusion in the Registration Statement or the Proxy Statement or with respect to information concerning the Company or any of the Subsidiaries incorporated by reference in the Registration Statement or the Proxy Statement.

                  SECTION 4.10 Compliance with Laws. Neither Parent nor any subsidiary of Parent is in default under or in violation of any order of any court, governmental authority or arbitration board or tribunal to which Parent or such subsidiary is or was subject or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which Parent or any subsidiary of Parent is or was subject, except for such defaults or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any subsidiary of Parent has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure could reasonably be expected to have a Material Adverse Effect on Parent, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect except where such failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Parent.

                  SECTION 4.11 Litigation. There is no action, suit, investigation, proceeding or claim pending or, to the best knowledge of Parent, threatened against or affecting Parent or any subsidiary of Parent, or their respective properties or rights, before any governmental body or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which could be reasonably expected to have a Material Adverse Effect on Parent.

                  SECTION 4.12 Brokers. No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Parent or Acquisition, other than Goldman Sachs & Co.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION

                  Acquisition represents and warrants to the Company as follows:

                  SECTION 5.01 Organization and Qualification. (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

                  (b) Since the date of its incorporation, Acquisition has not engaged in any activity other than in connection with or as contemplated by this Agreement and the Merger.

                  SECTION 5.02 Authority Relative to Agreement. Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and by Parent as its sole stockholder, and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms.

                  SECTION 5.03 Non-Contravention. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby will not (i) conflict with any provision of the Certificate of Incorporation or By-Laws of Acquisition or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or its properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

                  SECTION 5.04 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition in connection with the execution and delivery of this Agreement by Acquisition or the consummation by Acquisition of the transactions contemplated hereby, except for (i) compliance by Acquisition with the HSR Act, (ii) filings pursuant to Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as contemplated by Section 6.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL, and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition to consummate the transactions contemplated hereby.

                                   ARTICLE VI

                               CERTAIN AGREEMENTS

                  SECTION 6.01 Conduct of the Company's Business. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this
Agreement:

                           (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                           (b) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber (or permit any Subsidiary to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary, except in the ordinary course of business; (ii) amend or propose to amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary);
         (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

                           (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Plans or otherwise; provided that the Company may issue shares of Company Common Stock upon the exercise of currently outstanding options referred to in Section
         3.05 hereof and the Company may grant options under the Company Stock Plans to new non-management employees in amounts and on terms consistent with past practice, in any event not to exceed 150,000 shares in the aggregate; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned Subsidiary); (iii) incur any indebtedness for borrowed money or issue any debt securities in an amount exceeding $1,000,000 in the aggregate; (iv) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims except in the ordinary course of business or
         (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator; provided that nothing herein shall require any action that might impair or otherwise affect the obligation of any insurance carrier under any insurance policy maintained by the Company;

                           (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary except (i) pursuant to the terms of employment agreements in effect on the date hereof and previously disclosed to Parent, (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice, and
         (iii) that the Company may grant options under the Company Stock Plans to new non-management employees in amounts and on terms consistent with past practice, in any event not to exceed 150,000 shares in the aggregate;

                           (e) neither the Company nor any Subsidiary shall (except for salary increases for employees who are not executive officers of the Company in the ordinary course of business and consistent with past practice) adopt or amend, in any respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay);

                           (f) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

                           (g) each of the Company and the Subsidiaries shall use its commercially reasonable efforts, to the extent not prohibited by the foregoing provisions of this Section 6.01, to maintain its relationships with its suppliers and customers, and if and as requested by Parent or Acquisition, (i) the Company shall use its reasonable best efforts to make reasonable arrangements for representatives of Parent or Acquisition to meet with customers and suppliers of the Company or any Subsidiary, and (ii) the Company shall make reasonable arrangements to schedule, and to the extent reasonably requested, the management of the Company shall participate in, meetings of representatives of Parent or Acquisition with employees of the Company or any Subsidiary.

                  SECTION 6.02 Conduct of Parent's Business. Parent covenants and agrees that, on or prior to the Effective Time, unless the Company shall otherwise consent in writing or as otherwise expressly provided by this
Agreement:

                  (a) neither Parent nor any of its subsidiaries shall declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its shares (except for any dividends paid to Parent or to any wholly-owned subsidiary) unless Parent also makes provision for such dividend to be declared and paid on the Parent Ordinary Shares to be issued in the Merger;

                  (b) neither Parent nor any of its subsidiaries shall take any action that would make any representation or warranty of Parent or Acquisition hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

                  SECTION 6.03 Stockholder Approval. (a) As soon as reasonably practicable, the Company shall take all action necessary in accordance with the Delaware GCL and its Certificate of Incorporation and By-Laws to call, give notice of and convene a meeting (the "Company Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable. The Board of Directors of the Company has determined that the Merger is advisable and in the best interests of the stockholders of the Company and shall, subject to its fiduciary duties as advised by counsel, recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith.

                  (b) Parent and the Company shall, as promptly as practicable, prepare and file with the SEC a proxy statement/prospectus and form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger and the issuance of Parent Ordinary Shares pursuant to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein referred to as, the "Proxy Statement"). Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form F-4 containing the Proxy Statement, in connection with the registration under the Securities Act of the Parent Ordinary Shares issuable upon conversion of the shares of Company Common Stock and the other transactions contemplated hereby. Parent and the Company shall use their best efforts to have or cause the Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date and shall use its reasonable best efforts to hold the Company Meeting as soon as practicable after the date hereof.

                  (c) Parent and the Company shall notify each other of the receipt of any comments of the staff of the SEC and of any requests by the staff for amendments or supplements to the Proxy Statement or the Registration Statement, or for additional information, and shall promptly supply the Company with copies of all correspondence between Parent or the Company (or its representatives) and the staff of the SEC with respect thereto. If, at any time prior to the Company Meeting, any event should occur relating to or affecting the Company, Parent or Acquisition, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

                  SECTION 6.04 Access to Information. (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Parent reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request.

                  (b) Except as required by law, Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold any confidential information in accordance with the Confidentiality Agreement dated August 21, 1999 between the Company and Parent (the "Confidentiality Agreement").

                  (c) No investigation pursuant to this Section 6.03 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

                  SECTION 6.05 Further Assurances. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including, without limitation, any necessary filings under the HSR Act); provided that the foregoing shall not require Parent to agree to make, or to permit the Company or any Subsidiary to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

                  (b) The Company agrees to cooperate with Parent in the preparation by Parent of a registration statement on Form S-3 in connection with Parent's proposed secondary offering of its Ordinary Shares, as well as any necessary amendments and post-effective amendments thereto. The Company agrees to provide financial statements and any other information with respect to the Company not previously provided to be included in such registration statement and will use its reasonable best efforts to cause the Company's accountants to deliver any necessary or required information or instruments, including opinions and consents.

                  SECTION 6.06 Inquiries and Negotiations. (a) From the date hereof until the termination hereof, the Company, the Subsidiaries and their respective officers, directors, employees, representatives and other agents will not, directly or indirectly, solicit or initiate any discussions, submissions of proposals or offers or negotiations with or, subject to the fiduciary duties of the Company's Board of Directors as advised by counsel, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any merger, consolidation, sale of any Subsidiary or division that is material to the business of the Company and the Subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company (such transactions being hereinafter referred to as "Alternative Transactions"). The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Alternative Transaction, and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company shall obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party. As of the date hereof, except as contemplated above, the Company shall cease, and shall cause the Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and the Subsidiaries to cease all discussions, negotiations and communications with all Third Parties and demand the immediate return of all confidential information previously provided to Third Parties.

                  (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, within two business days following such Payment Event, (i) a fee of $6,420,000 in cash, plus (ii) all reasonable and documented out-of-pocket costs and expenses of Parent and Acquisition, including, without limitation, fees and expenses of counsel, accountants, investment bankers and other advisors, filling fees and printing expenses. In the event that this Agreement shall be terminated for any other reason and the Company shall have failed to comply with or per form, or shall have breached, in any material respect, any of its covenants or agreements contained herein, the Company shall pay to Parent, within two business days following such termination, the fees and expenses referred to in clause (ii) of the preceding sentence; provided that the fees and expenses described in clauses (i) and (ii) above shall not be so payable if Parent or Acquisition shall have failed to comply with or perform, or shall have breached, in any material respect, any of its covenants or agreements contained herein.

                  (c) For purposes of this Agreement, the term "Payment Event" means any of (x) the termination of this Agreement by Parent pursuant to Section 8.01(d); (y) the Company's entering into a written agreement with respect to an Alternative Transaction or the commencement of a tender offer by a Third Party, as contemplated by Section 8.01(c); or (z) the occurrence of any of the following events within six months of the date of termination of this Agreement (unless this Agreement was terminated pursuant to Section 8.01(a) and the Company was not in breach in any material respect of any representation, warranty or covenant at the time of such termination) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or the Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $10.50 per share of Company Common Stock: (i) the Company is acquired by merger or otherwise by a Third Party; (ii) a Third Party acquires more than 50% of the total assets of the Company and the Subsidiaries, taken as a whole; (iii) a Third Party acquires more than 30% of the outstanding shares of Company Common Stock or (iv) the Company adopts and implements a plan of liquidation or share repurchase relating to more than 50% of such outstanding shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and the Subsidiaries, taken as a whole.

                  (d) The Company acknowledges that the agreements contained in this Section 6.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Acquisition would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.06, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.06, the Company shall also pay to Parent and Acquisition their costs and expenses incurred in connection with such litigation.

                  (e) This Section 6.06 shall survive any termination of this Agreement, however caused.

                  SECTION 6.07 Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                  SECTION 6.08 Indemnification. (a) The Company shall and, from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of the Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of the Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the Delaware GCL to indemnify its own directors, officers and employees, as the case may be (the Company, Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of an undertaking contemplated by Section 145(e) of the Delaware GCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time), (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit or proceeding or investigation, shall promptly notify the Company, Parent or the Surviving Corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have had under this Section 6.08 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the Delaware GCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The obligations of the parties set forth in this Section 6.08(a) shall be in furtherance of and not in limitation of succeeding paragraphs of this Section 6.08.

                  (b) From and after the Effective Time, the Surviving Corporation and Parent will fulfill, assume and honor in all respects the obligations of the Company pursuant to the Company's Certificate of Incorporation, Bylaws and any indemnification agreement between the Company and the Company's directors and officers existing and in force as of the Effective Time.

                  (c) Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Parent, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and the Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are not less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time. In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may purchase a six-year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage. In no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph (c) any amount per year in excess of 150% of the aggregate premiums paid by the Company and the Subsidiaries in the fiscal year ending December 31, 1999 for directors' and officers' liability insurance.

                  (d) This Section 6.08 shall survive the consummation of the Merger is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

                  SECTION 6.09 Affiliates of the Company. The Company has identified to Parent each person who is, as of the date hereof, an affiliate of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each such affiliate to deliver to Parent, on or prior to the Effective Time, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of shares of Parent Common Stock issued to such affiliate pursuant to the Merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

                  SECTION 6.10 NYSE Listing. Parent shall use its best efforts to cause the Parent Ordinary Shares constituting the Merger Consideration and the Parent Ordinary Shares issuable upon exercise of the New Options to be listed on the NYSE, subject to official notice of issuance thereof.

                  SECTION 6.11 Stock Option Registration. Parent shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement and shall take any action required to be taken under state securities "blue sky" laws for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the New Options contemplated by Section 2.02 hereof, and shall use all reasonable efforts to have such registration statement or post-effective amendment become effective with respect thereto as promptly as practicable after the Effective Time, but not later than 30 days after the Effective Time. The Company Stock Plans shall terminate effective as of the Effective Time. Parent shall reserve for issuance sufficient Parent Ordinary Shares issuable upon exercise of the New Options.

                  SECTION 6.12 Comfort Letters. Each of the Company and Parent shall use their respective commercially reasonable efforts to cause to be delivered to the other a letter of its independent certified public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the other, in form and substance reasonably satisfactory to the other and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                  SECTION 6.13 Stay Bonuses. The Parent and the Company agree that from and after the date hereof, the Company and Parent shall allocate cash and options with an aggregate value of approximately $3,500,000 in "stay bonuses" (of which at least $2,000,000 will be payable in cash) to be paid to key employees of the Company identified by the Company upon consultation with Parent. Such stay bonuses shall be in such amounts and payable on such dates, beginning three months after the Effective Time, as determined by the Company upon consultation with Parent to such key employees who remain employees in good standing with the Company.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01 Conditions to the Obligation of Parent and Acquisition. The respective obligations of Parent and Acquisition to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Acquisition, as the case may be, to the extent permitted by applicable law.

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects material to the business of the Company on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (provided that representations and warranties made as of a particular date shall be true as of such date); the Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Parent shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the chief executive officer or chief financial officer of the Company.

                  (b) Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Company Common Stock, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

                  (c) Injunction, etc. There shall not be (i) in effect any preliminary or permanent injunction or other order or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits, or imposes material and adverse conditions upon consummation of the transactions contemplated herein, (ii) in effect any pending or threatened suit, action or proceeding by any governmental or regulatory agency of competent jurisdiction or any third party seeking to prohibit or limit the ownership or operations by Parent, the Company or any of their respective subsidiaries, or to compel Parent, the Company or their respective subsidiaries, in the aggregate, to dispose of or hold separate, any of the material assets or business segments of the Company, in each case, as a result of the transactions contemplated hereby, or (iii) any pending or threatened action by a government or regulatory agency of competent jurisdiction which could have any of the effects referred to in (i) above; provided, however, that prior to invoking this condition Parent shall use all commercially reasonable efforts to have such injunction or order vacated.

                  (d) Registration Statement; "Blue Sky" Permits. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue Parent Ordinary Shares in exchange for the shares of Company Common Stock in the Merger.

                  (e) Listing of Parent Ordinary Shares. The Parent Ordinary Shares constituting the Merger Consideration and the other such shares required to be reserved for issuance in connection with the Merger, including the Parent Ordinary Shares issuable upon exercise of the New Options, shall have been authorized for listing on the NYSE, subject to notice of official issuance.

                  (f) Governmental Filings and Consents. All governmental filings required to be made prior to the Effective Time by the Company with, and all governmental consents required to be obtained prior to the Effective Time by the Company or Parent from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company or Parent and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to make such filing or obtain such consent would not reasonably be expected to result in a Material Adverse Effect on Parent (assuming the Merger had taken place) and the waiting periods under the HSR Act shall have expired or been terminated.

                  (g) Delivery of Comfort Letter. The Company's independent certified public accountants shall have delivered to the Company, for delivery by it to Parent, one or more letters with respect to the financial information contained in the Proxy Statement and Registration Statement in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent certified public accountants in connection with registration statements similar to the Registration Statement.

                  (h) Affiliate Letters. Each affiliate of the Company shall have executed and delivered to Parent an affiliate letter as contemplated by
Section 6.09 hereof.

                  (i) Tax Opinion. Parent shall have received a written opinion, dated as of the Effective Time, from counsel to Parent to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely upon customary representations provided by the parties hereto and certain stockholders of the Company substantially in the forms attached hereto as Exhibits C and D.

                  (j) No Material Adverse Effect. The Company shall not have suffered after the date of this Agreement any change which has had, or in the reasonable opinion of Parent could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  SECTION 7.02 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

                  (a) Representations and Warranties. The representations and warranties of Parent and Acquisition set forth in this Agreement shall be true and correct in all respects material to the business of Parent on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (provided that representations and warranties made as of a particular date shall be true as of such date); Parent and Acquisition shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the chief executive officer or chief financial officer of Parent.

                  (b) Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the outstanding shares of Company Common Stock, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

                  (c) Injunction. There shall not be (i) in effect any preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits, or imposes material and adverse conditions upon consummation of the transactions contemplated herein, or (ii) any pending or threatened action by a governmental or regulatory agency of competent jurisdiction which could have any of the effects referred to in (i) above; provided, however, that prior to invoking this condition the Company shall use all commercially reasonable efforts to have such injunction or order vacated.

                  (d) Registration Statement; "Blue Sky" Permits. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statements shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. Parent shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue Parent Ordinary Shares in exchange for the shares of Company Common Stock in the Merger.

                  (e) Listing of Parent Ordinary Shares. The Parent Ordinary Shares constituting the Merger Consideration and such other shares required to be reserved for issuance in connection with the Merger, including Parent Ordinary Shares issuable upon exercise of the New Options, shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (f) Tax Opinion. The Company shall have received a written opinion, dated as of the Effective Time, from counsel to the Company to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company may receive and rely upon customary representations contained in certificates of Parent, Acquisition and the Company, and certain stockholders of the Company, substantially in the forms attached hereto as Exhibits C and D, and upon such other certificates as such counsel may reasonably request.

                  (g) No Material Adverse Effect. Parent shall not have suffered since June 30, 1999 any change which has had, or in the reasonable opinion of the Company could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (h) Payment of Fees. Payment in full of all transaction expenses of the Company (including the fees and expenses of lawyers, accountants, investment bankers and other advisors of the Company, which fees and expenses shall not exceed $4,500,000) and all change of control payments and other amounts due employees at the Effective Time.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

                  SECTION 8.01 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by mutual action of the boards of directors of Parent and the Company;

                  (b) by either the Company or Parent, if (i) the conditions to its obligations under Sections 7.01 and 7.02, as applicable, shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the other party on or before February 28, 2000, or
(ii) the Merger shall not have been effected on or prior to the close of business on February 28, 2000; unless, in any case, such event has been caused by the breach of this Agreement by the party seeking such termination;

                  (c) by the Company if, prior to stockholder approval of this Agreement and the Merger, the Company shall enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement; provided, that all amounts payable under Section 6.06 hereof shall have been paid prior to such termination; or

                  (d) by Parent, if the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Parent and Acquisition its approval or recommendation of the Merger or approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction.

Any party desiring to terminate this Agreement pursuant to this Section 8.01 shall give notice to the other party in accordance with Section 9.05.

                  SECTION 8.02 Effect of Termination. Except as provided in Sections 6.06 and 9.02 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 8.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

                  SECTION 9.02 Expenses, Etc. (a) Except as provided in Section 6.06, in the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Parent and Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts and Parent or Acquisition shall pay all such fees and expenses incurred by Acquisition, provided, however, that if this Agreement shall have been terminated as a result of the willful and material misrepresentations by a party or the willful and material breach by a party of any of its covenants and agreements contained herein, such party shall pay the costs and expenses incurred by the other parties in connection with this Agreement.

                  (b) In the event that the transactions contemplated by this Agreement are consummated, Parent shall pay all of the fees and expenses of the Company incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors (which fees and expenses, the Company represents and warrants, shall not exceed $4,500,000 in the aggregate), and Parent shall pay all such fees and expenses incurred by Acquisition and Parent.

                  SECTION 9.03 Publicity. The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such party shall consult with the other prior to making such disclosure).

                  SECTION 9.04 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 9.05 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

                  If to Parent to:

                           Amdocs Limited
                           c/o Amdocs, Inc.
                           1390 Timberlake Manor Parkway
                           Chesterfield, Missouri 63017
                           Attention: Thomas O'Brien

                  with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York  10111
                           Attention: Robert A. Schwed, Esq.

                  If to the Company, to:

                           International Telecommunication Data System, Inc. 225 High Ridge Road
                           Stamford, Connecticut 06905
                           Attention:  President

                  with a copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109
                           Attention:  John H. Chory, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

                  SECTION 9.06 Waivers. The Company, on the one hand, and Parent and Acquisition, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 9.07 Entire Agreement. This Agreement, its Schedules, the Option Agreement, the Voting Agreement, the documents executed on the date hereof or at the Effective Time in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

                  SECTION 9.08 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

                  SECTION 9.09 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of Section 6.07 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

                  SECTION 9.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  SECTION 9.11 Amendments. This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective boards of directors of the Company, Parent and Acquisition, without action by the stockholders thereof; provided that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders if such action is required by law, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to Section 2.05 hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.


                                        AMDOCS LIMITED



                                        By     /s/ Thomas O'Brien
                                               ---------------------------------
                                        Name:  Thomas O'Brien
                                        Title: Treasurer and Secretary

                                        IVAN ACQUISITION CORP.



                                        By     /s/ Thomas O'Brien
                                               ---------------------------------
                                        Name:  Thomas O'Brien
                                        Title: President

                                        INTERNATIONAL TELECOMMUNICATION
                                        DATA SYSTEMS, INC.



                                        By     /s/ Peter P. Bassermann
                                               ---------------------------------
                                        Name:  Peter P. Bassermann
                                        Title: President and CEO

                             INDEX TO DEFINED TERMS

                 THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
                   DOES NOT CONSTITUTE A PART OF THE AGREEMENT

   Term                                              Section Reference
   ----                                              -----------------
"Acquisition"                                        Recitals
"Alternative Transactions"                           6.06(a)
"Certificate"                                        2.03(b)
"Code"                                               Recitals
"Company"                                            Recitals
"Company Common Stock"                               Recitals
"Company SEC Filings"                                3.06
"Company Stock Plans"                                2.02
"Confidentiality Agreement"                          6.04(b)
"Constituent Corporations"                           Recitals
"Delaware GCL"                                       Recitals
"Effective Time"                                     1.03
"Environmental Event"                                3.22
"ERISA"                                              3.21(a)
"Exchange Act"                                       3.06
"Exchange Agent"                                     2.07(a)
"Exchange Fund"                                      2.07(a)
"HSR Act"                                            3.09
"Indemnified Parties"                                6.08(a)
"Material Adverse Effect"                            3.01
"Meeting"                                            6.03(a)
"Merger"                                             2.01
"Merger Consideration"                               2.05(c)
"Option"                                             Recitals
"Option Agreement"                                   Recitals
"Parent"                                             Recitals
"Payment Event"                                      6.06(c)
"Plans"                                              3.17(a)
"Preferred Stock"                                    3.05
"Proprietary Software"                               3.13(a)
"Proxy Statement"                                    6.03(b)
"Returns"                                            3.16(a)
"Required Amounts"                                   4.07
"SEC"                                                1.01
"Securities Act"                                     3.06

"Shares"                                             1.01
"Subsidiary"                                         3.02(c)
"Surviving Corporation"                              Recitals
"Third Party"                                        6.06(a)
"Third Party Software"                               3.13(a)
"Tax"                                                3.16(d)